PRICING SUPPLEMENT Issued October 16, 2015

Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-205129
Supplementing the Preliminary Prospectus

Supplement dated October 16, 2015 and the Base

Prospectus dated June 22, 2015

$1,000,000,000

AerCap Ireland Capital Limited

AerCap Global Aviation Trust

$1,000,000,000 4.625% Senior Notes due 2020
Guaranteed by AerCap Holdings N.V.

Pricing Supplement dated October 16, 2015 to the Preliminary Prospectus Supplement dated October 16, 2015 (the “Preliminary Prospectus Supplement”), and related Base Prospectus, dated June 22, 2015 (the “Base Prospectus”, together with the Preliminary Prospectus Supplement, including the documents incorporated by reference in the Preliminary Prospectus Supplement and Base Prospectus, the “Prospectus”), of AerCap Ireland Capital Limited and AerCap Global Aviation Trust.

This summary pricing supplement (the “Pricing Supplement”) relates only to the securities described below and should only be read together with the Prospectus.  This Pricing Supplement is qualified in its entirety by reference to the Prospectus.  The information in this Pricing Supplement supplements the Prospectus and supersedes the information in the Prospectus to the extent inconsistent with the information in the Prospectus.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Prospectus.

Issuers:	AerCap Ireland Capital Limited and AerCap Global Aviation Trust.

Notes Offered:

4.625% Senior Notes due 2020 (the “Notes”)

The aggregate principal amount of Notes offered has increased from the $400,000,000 aggregate principal amount of Notes disclosed in the Prospectus to $1,000,000,000.

Underwriters:

Joint Book-Running Managers: Citigroup Global Markets Inc., Credit Agricole Corporate and Investment Bank, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, Barclays Capital Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC, Mizuho Securities USA Inc., RBC Capital Markets, LLC, UBS Securities LLC and Wells Fargo Securities, LLC

Co-Managers: BNP Paribas Securities Corp., Fifth Third Securities, Inc., HSBC Securities (USA) Inc., Scotia Capital (USA) Inc., and SunTrust Robinson Humphrey, Inc.

Trade Date:	October 16, 2015

Settlement Date:	October 21, 2015 (T+ 3)

Ratings:	Ba2 / BB+ / BB+ (Moody’s / S&P / Fitch) *

Distribution:	SEC Registered (Registration No. 333-205129)

Principal Amount:	$1,000,000,000

Maturity:	October 30, 2020

Coupon:	4.625%

Issue Price:	100% plus accrued interest, if any, from October 21, 2015

Yield:	4.625%

Spread to Benchmark Treasury:	+ 327 basis points

Benchmark Treasury:	UST 1.375% due September 30, 2020

Interest Payment Dates:	April 30 and October 30, beginning on April 30, 2016

Make-Whole Redemption:	Following issuance, make-whole call @ T+50 bps.

CUSIP / ISIN:	00772B AQ4/ US00772BAQ41

Denominations:	$150,000 and integral multiples of $1,000 above that.

THIS INFORMATION DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE SECURITIES OF THE OFFERING. PLEASE REFER TO THE PROSPECTUS FOR A COMPLETE DESCRIPTION.

THE ISSUERS HAVE FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUERS HAVE FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUERS AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS IF YOU REQUEST IT BY CONTACTING BOFA MERRILL LYNCH, 222 BROADWAY, 11TH FLOOR, NEW YORK, NY 10038, ATTN: PROSPECTUS DEPARTMENT, BY CALLING TOLL-FREE AT 1-800-294-1322, OR BY EMAIL AT DG.PROSPECTUS_REQUESTS@BAML.COM; CITIGROUP GLOBAL MARKETS INC., C/O BROADRIDGE FINANCIAL SOLUTIONS, 1155 LONG ISLAND AVENUE, EDGEWOOD, NEW YORK 11717, TELEPHONE: 1-800-831-9146, OR BY E-MAILING PROSPECTUS@CITI.COM; CREDIT AGRICOLE SECURITIES (USA) INC., ATTN: DEBT CAPITAL MARKETS — ORIGINATION, 1301 AVENUE OF THE AMERICAS - 17TH FLOOR, NEW YORK, NY 10019-6022, BY CALLING TOLL-FREE AT (866) 807-6030, OR BY EMAIL AT DCM.ORIGINATIONNY@CA-CIB.COM; MORGAN STANLEY & CO. LLC, 180 VARICK STREET, 2ND

*  These ratings have been provided by Moody’s, S&P and Fitch. A securities rating is not a recommendation to buy, sell or hold securities, may be subject to revision or withdrawal at any time and each rating should be evaluated independently of any other rating.

FLOOR, NEW YORK, NY 10014, ATTENTION: PROSPECTUS DEPARTMENT, BY TELEPHONE AT (866) 718-1649 OR BY EMAILING PROSPECTUS@MORGANSTANLEY.COM.

THIS COMMUNICATION DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

THIS COMMUNICATION IS NOT INTENDED TO BE A CONFIRMATION AS REQUIRED UNDER RULE 10b-10 OF THE SECURITIES EXCHANGE ACT OF 1934.  A FORMAL CONFIRMATION WILL BE DELIVERED TO YOU SEPARATELY.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED.  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.